Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Park-Ohio Holdings Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1-Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)(2)	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $1.00 per share (4)(6)	457(o)
	Debt	Debt Securities (5)	457(o)
	Unallocated (Universal) Shelf	-	457(o)			$125,000,000(7)	$147.60 per $1,000,000	$18,450
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$125,000,000		$18,450
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fees Due							$18,450

(1)	Not specified as to each class of securities to be registered pursuant to Instructions 2.A.ii.b. and 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure under Item 16(b) of Form S-3 under the Securities Act.

(2)	The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(4)	Subject to note (7) below, there is being registered an indeterminate number of shares of common stock.

(5)	Subject to note (7) below, there is being registered an indeterminate principal amount of debt securities.

(6)	Subject to note (7) below, there is also being registered an indeterminate amount of shares of common stock as may be issued in exchange for, or upon conversion of, as the case may be, the debt securities registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. In accordance with Rule 457(i) under the Securities Act, no registration fee is required because no separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the debt securities.

(7)	In no event will the aggregate initial offering price of all securities issued from time to time pursuant to the prospectus contained in this registration statement exceed $125,000,000 or the equivalent thereof in one or more foreign currencies or foreign currency units. Such amount represents the offering price of any common stock, the principal amount of any debt securities issued at their stated principal amount and the issue price rather than the principal amount of any debt securities issued at an original issue discount. The aggregate principal amount of debt securities may be increased if any debt securities are issued at an original issue discount by an amount such that the offering price to be received by the registrant shall be equal to the above amount to be registered. Any offering of securities denominated other than in United States dollars will be treated as the equivalent of United States dollars based on the exchange rate applicable to the purchase of such securities at the time of initial offering.